Exhibit 99.1

Lawson Software Reports Fourth Quarter 2010 Financial Results

  Revenues from license fees increase 13 percent
  Total revenues increase 6 percent
  Cash flow from operations increases 42 percent
  GAAP EPS of $0.02; non-GAAP EPS of $0.12
  Guidance for Q1 fiscal 2011: GAAP EPS of $0.01 - $0.02; Non-GAAP EPS of $0.08 - $0.09
  Guidance for full-year fiscal 2011: GAAP EPS of $0.17 - $0.21; Non-GAAP EPS of $0.47 - $0.51

ST. PAUL, Minn.--(BUSINESS WIRE)--July 8, 2010--Lawson Software, Inc. (Nasdaq: LWSN) today reported financial results for its fourth quarter of fiscal year 2010, which ended May 31, 2010. As reported under generally accepted accounting principles (GAAP), revenues were $197 million with GAAP net income of $2.6 million, or diluted earnings per share (EPS) of $0.02. These results compare to fourth quarter of fiscal year 2009 GAAP revenues of $186.2 million with GAAP net income of $8.6 million, or EPS of $0.05. A six percent increase in revenues compared to the prior year resulted from growth in license fees and maintenance services in part from the Healthvision acquisition which was partially offset by contraction in consulting revenues. The earnings benefit of increased revenues was partially offset by increased expenses primarily related to higher employee costs in part from Healthvision’s operations and increased intangible asset amortization expense due to the Healthvision acquisition. In addition, the income tax provision increased $5.6 million compared to the same period last year, primarily due to changes in the jurisdictional mix of global taxable income and a fourth quarter tax benefit in 2009 based upon an increase in the amount of benefits the company expected to realize from certain deferred tax assets. As a result of these items, GAAP net income declined $6.0 million from the prior year. Currency exchange rate fluctuations had no impact on the reported fourth quarter 2010 net earnings per diluted share.

Non-GAAP net income for the fourth quarter of fiscal 2010 increased 16 percent to $19.9 million, or $0.12 per diluted share, compared to $17.1 million, or $0.10 per diluted share in the fourth quarter of fiscal year 2009. Fourth quarter non-GAAP net income and EPS includes $3.1 million of revenues impacted by purchase accounting adjustments and excludes $17.5 million of amortization expense, non-cash stock-based compensation, integration expense and restructuring charges, partly offset by a gain related to modifications of a Norwegian pension plan benefit. Non-GAAP net income and EPS include a provision for income taxes based upon a rate of 37 percent, which was applied consistently throughout the year. Currency exchange rate fluctuations had no impact on the fourth quarter 2010 non-GAAP net earnings per diluted share.

“Lawson delivered strong performance in our fourth quarter of fiscal 2010 to cap off a successful year,” said Harry Debes, president and chief executive officer. “License revenues grew 13 percent during the quarter, driven in large part by sales in our S3 and M3 strategic growth markets. Organic license revenues grew eight percent, before the benefit from our acquisition of Healthvision. We also generated a company record of more than $161 million in cash flow from operations during the quarter, further validating that we are executing very well against our business strategy.”

Twelve Months Ended May 31, 2010

Total GAAP revenues for the 12 months ended May 31, 2010 were $736.4 million, compared to revenues of $757.3 million during the same fiscal 2009 period. GAAP net income was $13.0 million, or $0.08 per diluted share, compared to GAAP net income of $14.2 million, or $0.08 per diluted share in fiscal 2009. The company estimates currency fluctuations had a negative impact of approximately $0.02 on net earnings per diluted share for the 12-month period.

Included in the 12-month GAAP results are operating expenses of $54.1 million for restructuring, amortization of acquired intangible assets, non-cash stock-based compensation, amortization of purchased maintenance contracts, purchase accounting impact on consulting costs and pre-merger claims reserve adjustments, partly offset by a gain related to modifications of a Norwegian pension plan benefit. Excluding these expenses and including $5.7 million of revenue impacted by purchase accounting adjustments, non-GAAP net income for the 12 months ended May 31, 2010, was $68.6 million, or $0.42 per diluted share. Non-GAAP earnings per diluted share of $0.42 increased year-over-year from $0.35 for the 12 months ended May 31, 2009. Fiscal 2010 non-GAAP net income per diluted share includes a non-GAAP provision for income taxes based upon an estimated rate of 37 percent compared to an estimated rate of 35 percent used for the non-GAAP provision for income taxes in fiscal 2009. Currency exchange rate fluctuations had no impact on non-GAAP net earnings per diluted share for the 12-month period.

Financial Guidance
For the first quarter of fiscal 2011, which ends Aug. 31, 2010, the company is providing guidance using foreign exchange rates as of the end of June 2010. The company estimates total revenues of $168 million to $172 million. Non-GAAP total revenues are expected to be in the range of $170 million to $174 million, including approximately $2 million of revenues impacted by purchase accounting adjustments. The company anticipates GAAP fully diluted earnings per share will be in the range of $0.01 to $0.02. Non-GAAP fully diluted earnings per share are forecasted to be in the range of $0.08 to $0.09, including $2 million of revenues impacted by purchase accounting and excluding approximately $13 million of pre-tax expenses related to the amortization of acquired intangible assets, non-cash stock-based compensation, incremental non-cash convertible note interest, and amortization of purchased maintenance contracts, partly offset by a gain related to modifications of a Norwegian pension plan benefit. The non-GAAP effective tax rate for the fiscal 2011 is estimated at 35 percent, which the company expects to apply consistently throughout the fiscal year.

For the full fiscal year ending May 31, 2011 the company estimates total revenues of $751 million to $766 million. Non-GAAP total revenues are expected to be in the range of $755 million to $770 million, including approximately $4 million of revenues impacted by purchase accounting adjustments. The company anticipates GAAP fully diluted earnings per share will be in the range of $0.17 to $0.21. Non-GAAP fully diluted earnings per share are forecasted to be in the range of $0.47 to $0.51, including approximately $4 million of revenues impacted by purchase accounting and excluding approximately $55 million of pre-tax expenses as noted above. The company expects to modestly improve non-GAAP operating margin over fiscal 2010 driven primarily by increased levels of software business in its S3 and M3 strategic growth verticals.

Implementation of Accounting Guidance on Convertible Debt Securities (formerly FSP APB 14-1)
Fourth quarter of fiscal 2010 GAAP net income includes $2.1 million of incremental non-cash interest expense resulting from the implementation of an accounting standard related to the company’s convertible notes. This non-cash interest expense is excluded from the company’s non-GAAP results. Results for fiscal 2009 have been adjusted to reflect the retroactive implementation of this accounting standard. Fourth quarter of fiscal 2009 GAAP net income includes $2.0 million of incremental non-cash interest expense.

Out of period adjustments
Results for fiscal 2010 include a reduction to GAAP net income of approximately $0.8 million and an increase in non-GAAP net income of approximately $0.6 million for out-of-period adjustments recorded in the first quarter of fiscal 2010, as previously disclosed. The provision for income taxes includes a $1.7 million charge to adjust for an under accrual in the fiscal 2009 provision. An additional adjustment was also recorded that decreased cost of services by $0.9 million, related to the reversal of a services reserve that should have been reversed in fiscal 2008. The company has determined these out-of period adjustments were immaterial to results in fiscal 2010.

Conference Call, Webcast and Key Metrics
The company will host a conference call and webcast to discuss its fourth quarter results and future outlook at 5 p.m. EDT (4 p.m. CDT) July 8, 2010. Interested parties may also listen to the call by dialing 1-888-928-9122 (or 1-773-756-4813) and using the passcode "LWSN." Interested parties should access the webcast at www.lawson.com/investor or dial into the conference call approximately 10-15 minutes before the scheduled start time.

A replay will be available approximately one hour after the webcast and conference call concludes and will remain available for one week. To access the replay, dial 1-800-216-4454 or 1-402-220-3883 for international callers. The webcast will also remain on www.lawson.com/investor for approximately one week. Additional key business metrics are also available at the Lawson Investor Relations web page.

About Lawson Software
Lawson Software provides software and service solutions to customers in equipment service management and rental, fashion, food & beverage, healthcare, manufacturing & distribution, public sector (United States), service industries, and strategic human capital management across 40 countries. Lawson Software is a global provider of enterprise software, services and support to customers primarily in three sectors: services, trade and manufacturing/distribution. Lawson’s solutions include Enterprise Performance Management, Human Capital Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com. For Lawson’s listing on the First North exchange in Sweden, Remium AB is acting as the Certified Adviser.

Forward-Looking Statements
This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; increased competition; general economic conditions; the impact of foreign currency exchange rate fluctuations; continuation of the global recession and credit crisis; Lawson’s ability to integrate the Healthvision acquisition successfully; global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company's targeted industries and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, Lawson Software reports non-GAAP financial results including non-GAAP revenues, operating income, operating margin, net income (loss) and diluted net earnings per share. We believe these non-GAAP measures provide meaningful insight into our operating performance and an alternative perspective of our results of operations. We use these non-GAAP measures to assess our operating performance, to develop budgets, to serve as a measurement for incentive compensation awards and to manage expenditures. Presentation of these non-GAAP measures allows investors to review our results of operations from the same perspective as management and our Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations, facilitate comparisons of our operating results with those of our competitors and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies including those that have recently made significant acquisitions.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable U.S. GAAP results provided for each period presented, which are attached to this release.

Our primary non-GAAP reconciling items are as follows:
Purchase accounting impact on revenue - Lawson's non-GAAP financial results include pro forma adjustments to increase maintenance and consulting revenues that we would have recognized if we had not adjusted acquired deferred revenues to their fair values as required by U.S. GAAP. Certain deferred revenue for maintenance and consulting on the acquired entity’s balance sheet, at the time of the acquisition, was eliminated from U.S. GAAP results as part of the purchase accounting for the acquisition. As a result, our U.S. GAAP results do not, in management’s view, reflect all of our maintenance and consulting activity. We believe the inclusion of the pro forma revenue adjustment provides investors a helpful alternative view of Lawson’s maintenance and consulting operations.

Amortization of purchased maintenance contracts – We have excluded amortization of purchased maintenance contracts from our non-GAAP results. The purchase price related to these contracts is being amortized based upon the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the contracts. We believe the exclusion of the amortization expense related to the purchased maintenance contracts provides investors an enhanced understanding of our results of operations.

Stock-based compensation - Expense related to stock-based compensation has been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of share-based awards including stock options, restricted stock, restricted stock units and share purchases under our employee stock purchase plan. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operation in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans that we use to manage our business. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Pre-merger claims reserve adjustment – We have excluded the adjustment to our pre-merger claims reserve from our non-GAAP results. As part of the purchase accounting relating to our Intentia acquisition in April 2006, we established a reserve for Intentia customer claims and disputes that arose before the acquisition which originally resulted in an increase in the acquired goodwill. As we are outside the period in which adjustments to such purchase accounting is allowed, adjustments to the reserve are recorded in our general and administrative expenses under U.S. GAAP. We do not consider the adjustments to this reserve established under purchase accounting in our assessment of our operating performance. Further, since the original reserve was established in purchase accounting, the original charge was not reflected in our operating results. We believe the exclusion of the pre-merger claims reserve adjustment provides investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Acquisition transaction and integration costs – We have incurred various transaction and integration costs related to our acquisitions. The costs of integrating the operations of acquired businesses and Lawson are incremental to our historical costs and are charged to our U.S. GAAP results of operations in the periods incurred. Beginning in fiscal 2010, acquisition related transaction costs have also been charged to our U.S. GAAP results of operations. We do not consider these costs in our assessment of our operating performance. While these costs are not recurring with respect to our past acquisitions, we may incur similar costs in the future if we pursue other acquisitions. We believe the exclusion of the non-recurring acquisition related transaction and integration costs provides investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Pension Gain - We have implemented certain modifications to our pension plan in Norway. These modifications resulted in a curtailment of benefits under the plan and resulted in our recording a gain related to the change in all active participants’ projected benefit obligations resulting from the curtailment. While this gain is non-recurring, we may incur other gains related to these pension plan modifications in the future, including a gain we expect in the first quarter of fiscal year of 2011. We do not consider these gains in our assessment of our operating performance. We believe the exclusion of the non-recurring pension gains provide investors a useful alternative view of our results of operations and facilitate comparisons of our results period-over-period.

Restructuring - We have recorded various restructuring charges related to actions taken to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe the exclusion of the restructuring charges provides investors a useful alternative view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Amortization of acquired intangibles – We have excluded amortization of acquisition-related intangible assets including purchased technology, client lists, customer relationships, trademarks, order backlog and non-compete agreements from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and the underlying assets benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such expenses when analyzing the results of our operations including those of acquired entities. We believe the exclusion of the amortization expense of acquired intangible assets provides investors useful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related non-GAAP adjustments.

Non-cash interest expense related to convertible debt - We have excluded the incremental non-cash interest expense related to our $240.0 million 2.5% senior convertible notes that we are required to recognize under U.S. GAAP for convertible debt securities from our non-GAAP results of operations for all periods presented. This accounting guidance requires us to recognize significant additional non-cash interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature. We have allocated a portion of the proceeds from the issuance of the senior notes to the embedded conversion feature resulting in a discount on our senior notes. The debt discount is being amortized as additional non-cash interest expense over the term of the notes using the effective interest method. These non-cash interest charges are not included in our operating plans and are not included in management’s assessment of our operating performance. We believe the exclusion of the non-cash interest charges provides a useful alternative for investors to evaluate the cost structure of our operations in a manner consistent with our internal evaluation of our cost structure.

Non-GAAP Tax Provision Adjustments - The non-GAAP tax provision adjustments are made to reflect the fact that our annual global effective non-GAAP tax rate is lower than our effective U.S. GAAP rate. These differences in effective rate are due to the increase in non-GAAP taxable income as compared to U.S. GAAP taxable income due to the non-GAAP reconciling items detailed in the above table and the jurisdictional mix of non-GAAP and U.S. GAAP taxable income. Our non-GAAP taxable income outside the U.S. exceeds the U.S. GAAP taxable income outside the U.S. This difference in jurisdictional mix leads to a higher portion of our non-GAAP taxable income being taxed at substantially lower non-U.S. tax rates and a reduction in foreign losses for which no tax benefit can be taken. The non-GAAP tax provision adjustments are made to reflect the annual global effective non-GAAP tax rate for each period.

LAWSON SOFTWARE, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		% Increase	% Increase
			(Decrease)	(Decrease) at constant
	May 31, 2010	May 31, 2009	as reported	currency
Revenues:
License fees	$38,016	$33,616	13%	13%
Maintenance services	93,324	85,204	10%	7%
Software revenues	131,340	118,820	11%	9%
Consulting revenue	65,687	67,387	-3%	-6%
Total revenues	197,027	186,207	6%	3%

Costs of revenues:
Cost of license fees	7,058	7,509	-6%	-8%
Cost of maintenance	18,400	15,476	19%	16%
Cost of Software revenues	25,458	22,985	11%	8%
Cost of consulting	57,847	60,710	-5%	-8%
Total costs of revenues	83,305	83,695	0%	-4%

Gross profit	113,722	102,512	11%	9%

Operating expenses:
Research & development	24,617	19,708	25%	19%
Sales & marketing	43,449	39,295	11%	8%
General & administrative	22,910	19,769	16%	16%
Restructuring	7,249	8,934	-19%	-18%
Amortization of acquired intangibles	2,948	2,017	46%	42%
Total operating expenses	101,173	89,723	13%	11%

Operating income	12,549	12,789	-2%	-2%

Other income (expense):
Interest income	226	446	-49%	-51%
Interest expense (1)	(4,005)	(3,873)	3%	3%
Other income (expense)	83	(59)	NA	NA
Total other income (expense)	(3,696)	(3,486)	NA	NA

Income before income taxes	8,853	9,303	-5%	-3%
Provision for income taxes (1)	6,228	665	837%	529%
Net Income	$2,625	$8,638	-70%	-68%

Net income per share:
Basic	$0.02	$0.05	-60%	-68%
Diluted	$0.02	$0.05	-60%	-68%

Shares used in computing net income per share:
Basic	161,840	162,520	0%
Diluted	166,386	164,697	1%

We disclose the percent change in the results from one period to another using constant currency to adjust year-over-year measurements for impacts due to currency fluctuations. Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP.  We calculate constant currency changes by converting entities’ financial results for the prior year period that are reported in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

(1) 2009 Adjusted to reflect adoption of accounting guidance for convertible debt securities.

LAWSON SOFTWARE, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Twelve Months Ended		% Increase	% Increase
			(Decrease)	(Decrease) at constant
	May 31, 2010	May 31, 2009	as reported	currency
Revenues:
License fees	$124,126	$109,683	13%	11%
Maintenance services	352,986	350,202	1%	2%
Software revenues	477,112	459,885	4%	4%
Consulting revenue	259,296	297,443	-13%	-14%
Total revenues	736,408	757,328	-3%	-3%

Costs of revenues:
Cost of license fees	23,987	24,361	-2%	-5%
Cost of maintenance	68,233	64,533	6%	5%
Cost of Software revenues	92,220	88,894	4%	2%
Cost of consulting	228,874	269,738	-15%	-16%
Total costs of revenues	321,094	358,632	-10%	-12%

Gross profit	415,314	398,696	4%	5%

Operating expenses:
Research & development	90,268	82,377	10%	9%
Sales & marketing	162,245	162,975	0%	-1%
General & administrative	84,306	79,765	6%	6%
Restructuring	13,154	19,954	-34%	-38%
Amortization of acquired intangibles	9,472	8,892	7%	5%
Total operating expenses	359,445	353,963	2%	1%

Operating income	55,869	44,733	25%	37%

Other income (expense):
Interest income	917	6,282	-85%	-85%
Interest expense (1)	(16,238)	(15,625)	4%	4%
Other income	88	532	NA	NA
Total other income (expense)	(15,233)	(8,811)	NA	NA

Income before income taxes	40,636	35,922	13%	24%
Provision for income taxes (1)	27,612	21,731	27%	25%
Net Income	$13,024	$14,191	-8%	22%

Net income per share:
Basic	$0.08	$0.09	-11%	24%
Diluted	$0.08	$0.08	0%	22%

Shares used in computing net income per share:
Basic	161,442	164,011	-2%
Diluted	165,251	166,393	-1%

We disclose the percent change in the results from one period to another using constant currency to adjust year-over-year measurements for impacts due to currency fluctuations. Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP.  We calculate constant currency changes by converting entities’ financial results for the prior year period that are reported in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

(1) 2009 Adjusted to reflect adoption of accounting guidance for convertible debt securities.

LAWSON SOFTWARE, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
	May 31, 2010	May 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$375,917	$414,815
Restricted cash -current	654	9,208
Trade accounts receivable, net	117,976	152,666
Income taxes receivable	4,664	4,242
Deferred income taxes -current	18,957	18,909
Prepaid expenses and other current assets	51,945	52,255
Total current assets	570,113	652,095

Restricted cash -non-current	10,070	1,786
Property and equipment, net	54,671	55,641
Goodwill	525,576	470,274
Other intangibles assets, net	159,665	91,701
Deferred income taxes -non-current (1)	38,144	39,835
Other assets (1)	13,805	13,149

Total assets	$1,372,044	$1,324,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Long-term debt-current	$2,646	$4,591
Accounts payable	12,085	14,018
Accrued compensation and benefits	76,102	73,976
Income taxes payable (1)	2,271	4,512
Deferred income taxes -current	5,605	5,652
Deferred revenue -current	319,797	279,041
Other current liabilities	36,573	56,308
Total current liabilities	455,079	438,098

Long-term debt - non-current (1)	224,143	217,333
Deferred income taxes - non-current	42,834	16,827
Deferred revenue - non-current	8,363	13,482
Other long-term liabilities	16,456	14,781

Total liabilities	746,875	700,521

Minority interest

Stockholders’ equity:
Common stock	2,029	2,018
Additional paid-in capital (1)	887,349	870,722
Treasury stock, at cost	(326,925)	(324,651)
Retained earnings (1)	53,742	40,718
Accumulated other comprehensive income	8,974	35,153
Total stockholders’ equity	625,169	623,960

Total liabilities and stockholders’ equity	$1,372,044	$1,324,481

(1) 2009 Adjusted to reflect adoption of accounting guidance for convertible debt securities

LAWSON SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended		Twelve Months Ended
	May 31, 2010	May 31, 2009	May 31, 2010	May 31, 2009

Cash flows from operating activities:
Net income	$2,625	$8,638	$13,024	$14,191
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	13,353	10,378	46,684	39,647
Amortization of debt issuance costs (1)	260	256	1,040	1,022
Amortization of debt discount (1)	2,121	1,987	8,486	7,948
Deferred income taxes (1)	276	(10,221)	6,141	(6,604)
Provision for doubtful accounts	323	411	1,312	1,489
Warranty provision	1,333	2,255	4,877	6,959
Net gain on disposal of assets	1,115	-	1,122	-
Excess tax benefits from stock transactions	(356)	(200)	(850)	(648)
Stock- based compensation expense	3,770	1,758	17,028	8,519
Amortization of discounts (premiums) on marketable securities	-	-	-	6
Changes in operating assets and liabilities (net of acquisitions):
Trade accounts receivable	14,594	(5,953)	49,077	25,843
Prepaid expenses and other assets	(14,132)	(5,068)	2,811	(7,351)
Accounts payable	10,022	3,233	(3,724)	(7,660)
Accrued expenses and other liabilities	7,021	14,629	(20,720)	6,731
Income taxes payable/receivable (1)	(2,952)	5,706	597	2,906
Deferred revenue	122,097	85,503	26,134	(21,710)
Net cash provided by operating activities	161,470	113,312	153,039	71,288

Cash flows from investing activities:
Cash paid in conjunction with acquisitions, net of cash acquired	-	-	(160,000)	-
Change in restricted cash	203	572	230	(8,105)
Proceeds from maturities and sales of marketable securities and investments	-	(7)	4	50,657
Purchases of property and equipment	(5,042)	(8,803)	(18,991)	(29,333)
Net cash (used in) provided by investing activities	(4,839)	(8,238)	(178,757)	13,219

Cash flows from financing activities
Principal payments on long-term debt	(231)	(524)	(1,462)	(1,747)
Payments on capital lease obligations	(213)	(156)	(2,257)	(1,043)
Cash proceeds from exercise of stock options	1,417	574	3,438	2,531
Excess tax benefit from stock transactions	356	200	850	648
Cash proceeds from employee stock purchase plan	731	541	2,428	2,698
Repurchase of common stock from related parties	-	(8,875)	-	(8,875)
Repurchase of common stock	-	(3,163)	(7,423)	(94,129)
Net cash (used in) provided by financing activities	2,060	(11,403)	(4,426)	(99,917)

Effect of exchange rate changes on cash and cash equivalents	(9,120)	12,906	(8,754)	(4,896)

Increase (decrease) in cash and cash equivalents	149,571	106,577	(38,898)	(20,306)
Cash and cash equivalents at beginning of period	226,346	308,238	414,815	435,121
Cash and cash equivalents at end of period	$375,917	$414,815	$375,917	$414,815

(1) 2009 Adjusted to reflect adoption of accounting guidance for convertible debt securities

LAWSON SOFTWARE, INC.
RECONCILIATIONS OF SELECTED GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
Reconciliation of GAAP revenues, operating income, operating margin and net income to equivalent Non-GAAP measures
		Three Months Ended		Twelve Months Ended
		May 31, 2010	May 31, 2009	May 31, 2010	May 31, 2009

GAAP revenue		$197,027	$186,207	$736,408	$757,328
Non-GAAP revenue adjustments:
Purchase accounting impact on maintenance revenues		2,305	63	4,274	538
Purchase accounting impact on consulting revenues		779	-	1,473	-
Non-GAAP revenue adjustments		3,084	63	5,747	538

Non-GAAP revenue		$200,111	$186,270	$742,155	$757,866

GAAP operating income		$12,549	$12,789	$55,869	$44,733
GAAP operating margin		6.4%	6.9%	7.6%	5.9%
Non-GAAP revenue adjustments		3,084	63	5,747	538

Non-GAAP costs/operating expense adjustments:
Purchase accounting impact on consulting costs		-	45	-	150
Amortization of purchased maintenance contracts		405	592	1,974	2,607
Stock-based compensation		3,768	1,758	17,026	8,519
Pre-merger claims reserve adjustment		-	(1,134)	(661)	(5,021)
Acquisition transaction and integration costs		417	-	1,571	-
Pension gain		(1,850)	-	(1,850)	-
Restructuring		7,249	8,934	13,154	19,954
Amortization of acquired intangibles		7,468	4,706	22,877	19,934
Total Non-GAAP costs/operating expense adjustments		17,457	14,901	54,091	46,143

Non-GAAP operating income		$33,090	$27,753	$115,707	$91,414
Non-GAAP operating margin		16.5%	14.9%	15.6%	12.1%

GAAP net income (1)		$2,625	$8,638	$13,024	$14,191
Non-GAAP revenue adjustments		3,084	63	5,747	538
Non-GAAP costs/operating expense adjustments		17,457	14,901	54,091	46,143
Non-cash interest expense related to convertible debt		2,122	1,987	8,486	7,948
Tax provision adjustment	(2)	(5,433)	(8,521)	(12,703)	(9,962)

Non-GAAP net income		$19,855	$17,068	$68,645	$58,858

Reconciliation of GAAP net income per diluted share to Non-GAAP net income per diluted share
		Three Months Ended		Twelve Months Ended
		May 31, 2010	May 31, 2009	May 31, 2010	May 31, 2009

GAAP net income per diluted share (1)		$0.02	$0.05	$0.08	$0.08
Purchase accounting impact on revenue		0.02	0.00	0.03	0.00
Purchase accounting impact on consulting costs		-	0.00	-	0.00
Amortization of purchased maintenance contracts		0.00	0.00	0.01	0.02
Stock-based compensation		0.02	0.01	0.10	0.05
Pre-merger claims reserve adjustment		-	(0.01)	(0.00)	(0.03)
Acquisition transaction and integration costs		0.00	-	0.01	-
Pension gain		(0.01)	-	(0.01)	-
Restructuring		0.04	0.05	0.08	0.12
Amortization of acquired intangibles		0.04	0.03	0.14	0.12
Non-cash interest expense related to convertible debt		0.01	0.01	0.05	0.05
Tax provision adjustment		(0.03)	(0.05)	(0.08)	(0.06)

Non-GAAP net income per diluted share	(3)	$0.12	$0.10	$0.42	$0.35

Weighted average shares - basic		161,840	162,520	161,442	164,011
Weighted average shares - diluted		166,386	164,697	165,251	166,393

(1) 2009 Adjusted to reflect adoption of  accounting guidance for convertible debt securities.
(2) Non-GAAP tax provision is calculated by excluding the non-GAAP adjustments on a jurisdictional basis.
(3) Net income per share columns may not total due to rounding.

LAWSON SOFTWARE, INC.
SUPPLEMENTAL NON-GAAP MEASURES
INCREASE (DECREASE) IN GAAP AMOUNTS REPORTED
(in thousands)
(unaudited)
	Three Months Ended		Twelve Months Ended
	May 31, 2010	May 31, 2009	May 31, 2010	May 31, 2009

Revenue items
Purchase accounting impact on maintenance revenues	$2,305	$63	$4,274	$538
Purchase accounting impact on consulting revenues	779	-	1,473	-
Total revenue items	3,084	63	5,747	538

Cost of license items
Amortization of acquired intangibles	(4,520)	(2,689)	(13,405)	(11,043)
Total cost of license items	(4,520)	(2,689)	(13,405)	(11,043)

Cost of maintenance items
Amortization of purchased maintenance contracts	(405)	(592)	(1,974)	(2,607)
Stock-based compensation	(256)	(77)	(1,118)	(274)
Total cost of maintenance items	(661)	(669)	(3,092)	(2,881)

Cost of consulting items
Purchase accounting impact on consulting	-	(45)	-	(150)
Amortization of acquired intangibles	-	-	-	1
Stock-based compensation	(611)	(293)	(3,525)	(758)
Total cost of consulting items	(611)	(338)	(3,525)	(907)

Research and development items
Stock-based compensation	(403)	(174)	(1,032)	(634)
Total research and development items	(403)	(174)	(1,032)	(634)

Sales and marketing items
Stock-based compensation	(961)	(164)	(6,760)	(1,617)
Total sales and marketing items	(961)	(164)	(6,760)	(1,617)

General and administrative items
Acquisition transaction and integration expenses	(417)	-	(1,571)	-
Pre-merger claims reserve adjustment	-	1,134	661	5,021
Pension gain	1,850	-	1,850	-
Stock-based compensation	(1,537)	(1,050)	(4,591)	(5,236)
Total general and administrative items	(104)	84	(3,651)	(215)

Restructuring	(7,249)	(8,934)	(13,154)	(19,954)

Amortization of acquired intangibles	(2,948)	(2,017)	(9,472)	(8,892)

Non-cash interest expense related to convertible debt	(2,122)	(1,987)	(8,486)	(7,948)

Tax provision adjustment (1)	5,433	8,521	12,703	9,962

Total non-GAAP Adjustments	$17,230	$8,430	$55,621	$44,667

(1)  - Based on a projected annual global effective tax rate analysis, the non- GAAP tax provision for fiscal 2010 was calculated to be 37.0% for fiscal 2010.  The non-GAAP tax provision is calculated by excluding the non-GAAP adjustments on a jurisdictional basis

CONTACT:
Lawson Software, Inc.
Media:
Joe Thornton, 651-767-6154
joe.thornton@us.lawson.com
or
Investors and Analysts:
Barbara Doyle, 651-767-4385
investor@lawson.com